Exhibit 10.5

Notice of Grant of Award and Restricted Stock Unit Agreement	Fair Isaac Corporation ID: 94-1499887 901 Marquette Avenue, Suite 3200 Minneapolis, MN 55402

Name Address City State Zip	Award Number: Plan:

Effective                     , you have been granted an award of             Restricted Stock Units. These units are restricted until the vesting date(s) shown below, at which time you will receive shares of Fair Isaac Corporation (the “Company”) common stock.

The award will vest in increments on the date(s) shown below.

Shares	Vesting Date

By your signature below, you acknowledge that this award is granted under and governed by the terms and conditions of the Company’s 2012 Long-Term Incentive Plan (the “Plan”) and the Restricted Stock Unit Agreement, which are attached to and made a part of this document.

Date

Fair Isaac Corporation

Name	Date
Page 1 of 1 Date: Time:

Fair Isaac Corporation

2012 Long-Term Incentive Plan

Employee Restricted Stock Unit Award Agreement (International)

Terms and Conditions*

1.	Grant of Restricted Stock Units. The Company hereby grants to you, subject to the terms and conditions in this Agreement and the Plan, an Award of the number of Units specified on the cover page of this Agreement, each representing the right to receive one Share of the Company’s common stock. The Units granted to you will be credited to an account in your name maintained by the Company or its agent. This account shall be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured obligation of the Company.

2.	Restrictions on Units. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered other than a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan. Any attempted transfer in violation of this Section 2 shall be of no effect and may result in the forfeiture of all Units. The Units and your right to receive Shares in settlement of the Units under this Agreement shall be subject to forfeiture as provided in Section 4 of this Agreement until satisfaction of the vesting conditions set forth in Section 3 of this Agreement.

3.	Vesting of Units.

(a) Scheduled Vesting. If you remain an Employee of the Company or any of its Affiliates continuously from the Grant Date specified on the cover page of this Agreement, then the Units will vest in the numbers and on the dates specified in the vesting schedule on the cover page of this Agreement.

(b) Accelerated Vesting. Vesting of the Units will be accelerated if your Service to the Company or any Affiliate terminates because of your death or Disability, as provided in Section 6(e)(2) of the Plan. Vesting will also be accelerated under the circumstances described in Section 13(d) of the Plan and may be accelerated by action of the Committee in accordance with Sections 3(b)(2), 13(b)(3) and 13(c) of the Plan. Vesting may also be accelerated upon the occurrence of events and in accordance with the terms and conditions specified in any other written agreement you have with the Company.

4.	Service Requirement. Except as otherwise provided in accordance with Section 3(b) of this Agreement, if you cease to be an Employee of the Company or any of its Affiliates prior to the vesting date(s) specified on the cover page of this Agreement, you will forfeit all unvested Units. Your Service as an Employee will be deemed continuing while you are on a leave of absence approved by the Company in writing or guaranteed by applicable law or other

*	To the extent any capitalized term used in this Agreement is not defined, it has the meaning assigned to it in the Plan as the Plan currently exists or as it is amended in the future.

written agreement you have entered into with the Company (an “Approved Leave”). If you do not resume providing Service as an Employee of the Company or any Affiliate following your Approved Leave, your Service will be deemed to have terminated upon the expiration of the Approved Leave.

5.	Settlement of Units. After any Units vest pursuant to Section 3 of this Agreement, the Company shall, as soon as practicable (but in any event within the period specified in Treas. Reg. § 1.409A-1(b)(4) to qualify for a short-term deferral exception to Section 409A of the Code), cause to be issued and delivered to you, or to your designated beneficiary or estate in the event of your death, one Share in payment and settlement of each vested Unit (the date of such issuance being the “Settlement Date”). Delivery of the Shares shall be effected by the electronic delivery of the Shares to a brokerage account maintained for you at E*Trade (or another broker designated by the Company), or by another method provided by the Company, and shall be subject to the withholding provisions of Section 6 of this Agreement and compliance with all applicable legal requirements, including compliance with the requirements of applicable federal, state and foreign securities laws, and shall be in complete satisfaction and settlement of such vested Units.

6.	Tax Consequences and Withholding. As a condition precedent to the delivery of Shares in settlement of the Units, you are required to make arrangements acceptable to the Company for payment of all income tax, employment tax, payroll tax, social security tax, social insurance, contributions, payment on account obligations, national and local tax or other payments that may be required to be withheld as a result of the issuance of Shares pursuant to the Settlement of the Units (“Withholding Taxes”), in accordance with Section 15 of the Plan.

Until such time as the Company provides notice to the contrary, it will collect the applicable withholding tax obligations through an automatic Share withholding procedure (the “Share Withholding Method”), unless other arrangements acceptable to the Company have been made. Under such procedure, the Company or its agent will withhold, at the Settlement Date, a portion of the Shares with a Fair Market Value (measured as of the Settlement Date) sufficient to cover the amount of such taxes; provided, however, that the number of any Shares so withheld shall not exceed the number necessary to satisfy the Company’s required tax withholding obligations using the applicable minimum statutory withholding rates.

The Company will notify you in writing in the event the Share Withholding Method is not available, in which case the Withholding Taxes will be collected from you through one of the following alternatives:

(a)	delivery of your authorization to E*Trade (or another broker designated by the Company) to transfer to the Company from your account at such broker the amount of such Withholding Taxes;

(b)	the use of the proceeds from a next-day sale of the Shares issued to you, provided that (i) such sale is permissible under the Company’s trading policies governing its securities, (ii) you make an irrevocable commitment, on or before the Settlement Date, to effect such sale of the Shares, and (iii) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002; or

(c)	any other method approved by the Company.

7.	No Entitlement or Claims for Compensation. In accepting the grant of this Award, you acknowledge the following:

(a) The Plan is established voluntarily by the Company, the grant of awards under the Plan is made at the discretion of the Committee and the Plan may be modified, amended, suspended or terminated by the Company at any time.

(b) The grant of this Award is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past.

(c) All decisions with respect to future grant of awards, if any, will be at the sole discretion of the Committee.

(d) You are voluntarily participating in the Plan.

(e) This Award and any Shares acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or any Affiliate (including, as applicable, your employer) and which are outside the scope of your employment contract, if any.

(f) This Award and any Shares acquired under the Plan are not to be considered part of your normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, payment in lieu of notice, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments.

(g) This Award and any Shares subject to the Award are not intended to replace any pension rights or compensation.

(h) In the event that your employer is not the Company, the grant of this Award will not be interpreted to form an employment contract or relationship with the Company and, furthermore, the grant of this Award will not be interpreted to form an employment contract with your employer or any Affiliate of the Company.

(i) The future value of the underlying Shares is unknown and cannot be predicted with certainty.

(j) You shall have no rights, claim or entitlement to compensation or damages as a result of your cessation of Service for any reason whatsoever, whether or not in breach of contract or local labor law, insofar as these rights, claim or entitlement arise or may arise from your ceasing to have rights under or be entitled to receive Shares under this Award as a result of such cessation or loss or diminution in value of the Award or any of the Shares acquired under the Award as a result of such cessation, and you irrevocably release your employer, the Company and its Affiliates, as applicable, from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, you shall be deemed to have irrevocably waived your entitlement to pursue such rights or claim.

8.	Data Privacy.

(a) You hereby explicitly and unambiguously consent to the collection, use, disclosure and transfer, in electronic or other form, of your personal data as described in this Agreement by and among, as applicable, your employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

(b) You understand that your employer, the Company and its Affiliates, as applicable, hold certain personal information about you regarding your employment, the nature and amount of your compensation and the fact and conditions of your participation in the Plan, including, but not limited to, your name, home address, telephone number and e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any equity or directorships held in the Company and its Affiliates, details of all options or any other entitlement to equity awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (the “Data”). You understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, and that this country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. You understand that the Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

9.	No Shareholder Rights. The Units subject to this Award do not entitle you to any rights of a shareholder of the Company’s common stock. You will not have any of the rights of a shareholder of the Company in connection with the grant of Units subject to this Agreement unless and until Shares are issued to you upon settlement of the Units as provided in Section 5 of this Agreement.

10.	Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

11.	Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

12.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

13.	Discontinuance of Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time subject to local law and the terms of any employment agreement and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

14.	Section 409A of the Code. The award of Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4).

15.	Compensation Recovery Policy. To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or any committee thereof in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s common stock is then listed. This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy.

By accepting this Award in the manner prescribed by the Company, you agree to all the terms and conditions described in this Agreement and in the Plan document.

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